UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2009

COMMUNITY BANKERS TRUST CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32590	20-2652949
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4235 Innslake Drive, Suite 200 Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (804) 934-9999
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NOTE
Community Bankers Trust Corporation is filing this Amendment No. 1 to Current Report on Form 8-K/A dated January 30, 2009 to update the disclosure in Item 2.01 and provide the disclosures required by Item 9.01(a) and (b).
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On January 30, 2009, Bank of Essex (the “Bank”), the wholly-owned banking subsidiary of Community Bankers Trust Corporation (the “Company”), acquired certain assets and assumed all deposit liabilities relating to seven former branch offices of Suburban Federal Savings Bank, Crofton, Maryland (“SFSB”) (collectively, the “Transaction”). The Transaction was consummated pursuant to a Purchase and Assumption Agreement (the “Purchase and Assumption Agreement”), dated January 30, 2009, by and among the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for SFSB, the Bank and the FDIC.
     Pursuant to the terms of the Purchase and Assumption Agreement, the Bank assumed approximately $303 million in deposits, all of which were deemed to be core deposits. The Bank purchased approximately $363 million, at market value, in loans and other assets and is providing loan servicing to SFSB’s existing loan customers. All deposits have been fully assumed, and all deposits maintain their current insurance coverage. The Bank received a discount of $45 million from the FDIC in the Transaction.
     The former branch offices of SFSB opened on January 31, 2009 under the name “Essex Bank, a division of Bank of Essex.”
     In connection with the Transaction, the Bank entered into two shared-loss agreements with the FDIC with respect to the loan and foreclosed real estate assets purchased. One agreement relates to losses arising from single family one-to-four residential mortgage loans, and one agreement relates to losses arising from other loans and foreclosed real estate. The provisions of each agreement are set forth in the Purchase and Assumption Agreement.
     Under the shared-loss agreements, the FDIC will reimburse the Bank for 80% of losses arising from covered loan assets, on the first $118 million of all losses on such covered loans, and for 95% of losses on covered loans thereafter. Under the shared-loss agreements, a “loss” on a covered loan is defined generally as a realized loss incurred through a permitted disposition, foreclosure, short-sale or restructuring of the covered asset. As described below, the reimbursements for losses on single family one-to-four residential mortgage loans are to be made monthly until the end of the month in which the 10th anniversary of the closing of the Transaction occurs, and the reimbursements for losses on other loans are to be made quarterly until the end of the quarter in which the fifth anniversary of the closing of the Transaction occurs. The shared-loss agreements provide for indemnification from the first dollar of losses without any threshold requirement. The reimbursable losses from the FDIC are based on the book value of the relevant loan as determined by the FDIC as of the date of the Transaction,

January 30, 2009. New loans made after that date are not covered by the shared-loss agreements.
     Within 15 days after the end of each calendar month between and including January 2009 and January 2019, the Bank will deliver to the FDIC a certificate documenting the losses on single family one-to-four residential mortgage loans and any recoveries offsetting prior losses on such loans during the applicable month. Within 30 days after each calendar quarter between and including the quarter ended March 31, 2009 and the quarter ended March 31, 2014, the Bank will deliver to the FDIC a certificate documenting the losses on other loans and any recoveries offsetting prior losses on such loans. In addition, within 15 days after the end of each quarter between and including June 30, 2014 and March 31, 2017, the Bank will deliver to the FDIC a certificate documenting recoveries on other loans.
     Within 15 days after the FDIC receives a certificate as described above, the FDIC will remit payment for the covered portion of a net loss reflected in such certificate. This remitted payment will be subject to the FDIC’s determination that actions resulting in any such loss should not have been effected by the Bank, in which case the FDIC and the Bank will make certain adjustments. If a certificate reflects a net recovery, then the Bank will remit to the FDIC the same covered percentages at the time the certificate is submitted.
     Because the value of the assets acquired and liabilities assumed were based on estimates at the time of the Transaction, the Purchase and Assumption Agreement provides for payment to the Bank or the FDIC, as the case may be, based on net adjustments to the values of such assets and liabilities six months following the date of the Transaction. Such payment will also reflect any costs, expenses and fees associated with the determination of such values.
     An analysis of the likely short-term and long-term effects of the shared-loss agreements on the Company’s cash flows and reported results is included in Item 9.01(a) below.
     The foregoing description of the Purchase and Assumption Agreement, including the shared-loss agreements, is a summary and is qualified in its entirety by reference to the full version of the Purchase and Assumption Agreement. A copy of the Purchase and Assumption Agreement, including the shared-loss agreements, was previously filed as Exhibit 2.1 to this report and is incorporated by reference into this Item 2.01. In addition, a copy of the press release announcing the transaction described above was previously filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 2.01.
Item 9.01 Financial Statements and Exhibits.
     (a) Financial Statements and Exhibits.
Discussion
     As set forth in Item 2.01 above, on January 30, 2009, the Bank acquired certain assets and assumed all deposit liabilities relating to seven former branch offices of SFSB pursuant to the Purchase and Assumption Agreement. A narrative description of the anticipated effects of the Transaction on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission, the audited statement of assets acquired and liabilities assumed of SFSB, which is included below, and the unaudited pro forma combined balance sheet, which is included in Item 9.01(b) below.
     The Transaction resulted in significant increases in the Company’s total loans and total deposits. The levels of these increases resulted in increases in the Company’s loans-to-deposits and loans-to-total assets ratios, which will positively affect the Company’s operating results, as the Company earns more from interest earned on its loans than it pays in interest on deposits. The ability of the Company to manage SFSB’s high level of non-performing assets will also impact the Company’s cash flows and operating results.
     Financial Condition. In the Transaction, the Bank purchased $278.5 million in loans receivable, net of discount on loans purchased of $21.8 million, based on values at January 31, 2009. This amount represents approximately 53.2% of the Company’s total loans of $523.3 million at December 31, 2008. The purchase of these loans resulted in an estimated increase in the Company’s loans as a percentage of total assets from 50.9% at December 31, 2008 to 62.1% at January 31, 2009. Foreclosed properties acquired, net of discount, were $17.8 million.
     The Bank acquired $54.7 million in cash and cash equivalents in the Transaction. The Bank used a portion of the cash acquired to extinguish outstanding advances of SFSB from the Federal Home Loan Bank of Atlanta in the amount of $37.5 million. The FDIC agreed to absorb the penalty associated with the early payoff of this amount as a part of the Transaction.

     In addition, the Bank acquired $5.0 million in securities, at fair value. The following table presents information with respect to the carrying value of loans and investments acquired, as well as their principal amount and average contractual yield and term, and the amounts of acquired investments, loans or other assets that are nonaccrual, past due or restructured, or for which other collectability problems are indicated.
Schedule of earning assets acquired
January 31, 2009
(dollars in thousands)

			FDIC	Recorded	Average	Average
	Initial	Market	Loss	Fair	Months to	Contractual
	Value	Value	Recovery	Value	Maturity	Rate

ASSETS
Interest bearing deposits in other banks	562	562	—	562	—	0.25%
Federal funds sold	4,504	4,504	—	4,504	—	0.25%
Securities	4,954	4,954	—	4,954	170.57	4.03%

Acquisition, development and construction loans
Non-impaired	23,065	10,379	10,149	20,528	3.86	5.29%
Potentially impaired	8,845	3,326	4,415	7,741	1.91	5.04%
Impaired	25,206	10,587	11,695	22,282	—	5.52%

Total acquisition, development and construction loans	57,116	24,292	26,259	50,551

Residential mortgages
Non-impaired	178,184	131,856	37,064	168,920	224.66	6.52%
Potentially impaired	5,319	2,686	2,106	4,792	306.00	7.29%
Impaired	21,078	9,359	9,375	18,734	—	7.25%

Total residential mortgages	204,581	143,901	48,545	192,446

Consumer mortgages (2nd trusts and Home Equity Lines)
Non-impaired	30,564	17,801	10,210	28,011	228.22	6.03%
Potentially impaired	2,039	—	1,631	1,631	249.87	6.54%
Impaired	555	77	382	459	—	6.73%

Total residential mortgages	33,158	17,878	12,223	30,101

Commercial real estate and other loans
Non-impaired	5,409	5,407	2	5,409	59.90	7.80%
Potentially impaired	—	—	—	—	—	—
Impaired	—	—	—	—	—	—
Total residential mortgages	5,409	5,407	2	5,409

Total loans	300,264	191,478	87,029	278,507

Foreclosed real estate	19,844	9,727	8,093	17,820	—	—
     In the Transaction, the Bank assumed $302.8 million in deposits, all of which are deemed to be core, based on values at January 31, 2009. This amount represents approximately 37.5% of the Company’s total deposits of $806.3 million at December 31, 2008. As a part of the Purchase and Assumption Agreement, the Bank had the opportunity to reprice the deposit liabilities acquired. The Bank determined to reprice approximately 3.5% of the deposits acquired, all of which were certificates of deposit with out-of-market customers.
     The purchase of the loans and assumption of deposits resulted in an estimated increase in the Company’s loan-to-deposit ratio from 64.9% at December 31, 2008 to 72.3% at January 31, 2009.
     In its assumption of all deposit liabilities, the Company believed that the customer relationships associated with these deposits may have intangible value. The Company follows Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles. Therefore, the Company contracted for an independent valuation by a qualified third party to determine the amount of any core deposit intangible asset. Based on this independent valuation, the Company recorded a core deposit intangible asset of approximately $2.2 million related to the deposits that the Bank assumed, which will be amortized over its estimated life. In determining the estimated life and valuation, deposits were analyzed based on factors such as deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits. The estimated life of the intangible asset is approximately nine years.
     Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. Future capital will be reduced by the amount of expected amortization, net of any tax effect. Since amortization is a noncash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowable and a reduction from equity capital. It is expected that the results of disallowing this intangible asset should not materially affect the Company’s regulatory capital ratios.
     Operating Results and Cash Flows. The Company expects that the Transaction will positively affect its operating results in the near term. Based on pro forma information, total assets increased by approximately 35.3%, or $363.3 million, and total deposits increased by approximately 37.6%, or $302.8 million. In addition, the Company received a discount of $45 million from the FDIC in the Transaction, less the difference between the assets acquired and the liabilities assumed.
     Total loans increased by 53%, or $278.5 million. In connection with the Transaction, the Bank entered into two shared-loss agreements with the FDIC with respect to covered assets purchased. Under the shared-loss agreements, the FDIC will reimburse the Bank for 80% of losses arising from covered assets, up to the first $118 million of all losses on such assets, and for 95% of losses on covered assets thereafter. As a result, the Company’s loss on the first $118 million in covered assets that it acquired will be limited to 20%, and thus only $23.6 million in loans will be subject to risk weighting. Any loss on covered assets in excess of the $118 million amount will be limited to five percent.
     The Company expects that the higher percentage increase in total loans, when compared to the percentage increase in total deposits, will improve the Bank’s net interest margin, as the Bank earns more from interest earned on its loans than it pays in interest on deposits. The extent to which the Bank’s net interest margin may be adversely affected by a portion of the loans that were acquired and that are or will be considered non-performing will be, to a great extent, offset by the shared-loss agreements. Any amounts that the FDIC reimburses the Bank under the shared-loss agreements will represent 80% of the difference between the book value and the fair value of the loans acquired and will be accrued to income over the performing life of the loans.
     As discussed above, the discount that the Bank received from the FDIC in the Transaction was $45 million. Additionally, after accounting for the core deposit intangible asset of $2.2 million, a CD market valuation adjustment of $1.5 million, a loan market valuation discount of $21.8 million and a fair market value adjustment on other real estate owned purchased of $2.0 million, as well as the tax effect of these items, the Company will book a gain as a result of this Transaction. The Company anticipates that the amount captured as a result of the items listed above is approximately $13 million, net of taxes.
     The shared-loss agreements will likely have a material impact on the cash flows and operating results of the Company in both the short term and the long term. The short-term effect will be the recognition of loans covered by the shared-loss agreements as non-performing assets, as the Company recognizes characteristics of non-performance or due to their deterioration. As a result, the Company will cease the accrual of interest in its income accruals, which will affect operating results, and the Company will likely no longer recognize receipt of payments arising from these assets, which will affect cash flows. The shared-loss agreements will not offset the financial effects of such a situation. If a loan, however, is subsequently charged off after the Company exhausts its best efforts at collection, the shared-loss agreements will cover 80% of the loss associated with the individual assets, on the first $118 million of all losses on covered loans, and permit the Company to recoup to interest income the interest accrual that it had previously charged-off and to recognize the actual receipt of the cash flows.
     The effects of the shared-loss agreements on cash flows and operating results in the long term will be similar to the short-term effects described above. The long-term effects that the Company will specifically experience will depend primarily on the ability of the borrowers under the various loans covered by the shared-loss agreements to make payments over time. As one of the shared-loss agreements covers a 10-year period, changing economic conditions will likely affect the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and recognition of cash flows will be fairly consistent over this 10-year period, as the Company exhausts its collection efforts under its normal practices.
     Liquidity and Capital Resources. While there will be an increase in the Company’s loan-to-deposit ratio from 64.9% at December 31, 2008 to 74.3% at January 31, 2009, the Company does not believe that its liquidity position will be materially affected. The Company acquired $49.6 million in cash, $37.5 million of which was immediately used to pay off advances from the Federal Home Loan Bank of Atlanta. Securities, in the form of agency mortgage-backed securities, at a fair value of $5.0 million were acquired. These securities provide monthly cash flows in the form of principal and interest payments and are readily marketable. Highly liquid federal funds sold were acquired in the amount of $4.5 million. These additions to the Company’s balance sheet represent additional support for the Company’s liquidity needs.
     Deposits in the amount of $302.8 million, all of which are considered core deposits, were acquired. Of this amount, $74.7 million were in the form of highly liquid non-interest bearing transaction accounts, money market and NOW accounts and savings accounts. Certificates of deposit comprised 75.3% of total deposits, or $228.1 million. A maturity analysis has revealed that 77% of the total certificates mature before June 30, 2009. The very short-term nature of this deposit base, including the certificates of deposit, makes this base highly liquid and gives the Company the opportunity to retain these certificates at much lower current retail rates upon their maturity dates.
     At December 31, 2008, the Company was “well-capitalized” under relevant regulatory ratios. While the Transaction reduces the Company’s leverage and equity-to-total assets ratios, the risk-based capital ratios increase as a result of the gain booked to capital as a result of the Transaction and the risk weighting on loans due to the FDIC guarantees. The Company remains “well-capitalized” following the Transaction. The Company had the following capital ratios at December 31, 2008:

	Company	Peer	Percentile
Tier 1 leverage ratio	12.96%	8.65%	95
Tier 1 RBC ratio	17.75%	10.76%	96
Total-risk based capital ratio	18.61%	12.27%	96
Equity capital / Total assets	16.12%	8.29%	98
     Based on pro forma information, the Company estimates that its capital ratios would have been as follows at January 31, 2009:

Company and SFSB (Pro Forma)
Tier 1 leverage ratio	10.62%
Tier 1 RBC ratio	18.51%
Total-risk based capital ratio	20.18%
Equity capital / Total assets	12.80%
     Statements made in the foregoing discussion, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Financial Statements
     The following financial statements of SFSB are included below in this Item 9.01(a):
Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at January 31, 2009
Notes to Statement of Assets Acquired and Liabilities Assumed
Statement of Financial Condition at June 30, 2008 (unaudited)
Statements of Operations for the period from July 1, 2008 to January 31, 2009 and the year ended June 30, 2008 (unaudited)
Statements of Equity for the period from July 1, 2008 to January 31, 2009 and the year ended June 30, 2008 (unaudited)
Statements of Cash Flows for the periods ended January 31, 2009 and June 30, 2008 (unaudited)
Notes to Financial Statements (unaudited)
     The Company has omitted certain financial information of SFSB required by Item 3-05 of Regulation S-X in accordance with a request for relief submitted to the Securities and Exchange Commission in accordance with the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB:1K”). SAB 1:K provides relief from the requirements of Item 3-05 in certain instances, such as the Transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution that are not reasonably available.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Community Bankers Trust Corporation
Glen Allen, Virginia
We have audited the accompanying special-purpose statement of assets acquired and liabilities assumed by Bank of Essex (wholly owned subsidiary of Community Bankers Trust Corporation) pursuant to the purchase and assumption agreement dated January 30, 2009. This financial statement is the responsibility of the Bank’s management. Our responsibility is to express an opinion on the financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the accompanying special-purpose statement of assets acquired and liabilities assumed by Bank of Essex pursuant to the purchase and assumption agreement dated January 30, 2009, is fairly presented, in all material respects, on the basis of accounting described in Note 3.
/s/ ELLIOTT DAVIS, LLC
Galax, Virginia
April 16, 2009

Statement of Assets Acquired and Liabilities Assumed

January 31,
2009
(In Thousands)

Cash	$49,651
Interest bearing deposits in other banks	562
Federal funds sold	4,504

Cash and Cash Equivalents	54,717

Investment securities	4,954
Loans receivable, net of discount on loans purchased of $21,757	278,507
Foreclosed real estate	17,820
Automobile	37
Federal Home Loan Bank of Atlanta stock	2,456
Accrued interest receivable	1,294
Core deposit intangible	2,158
Other assets	1,343

Total Assets Acquired	$363,286

Liabilities:
Non-interest bearing deposits	$4,234
Interest bearing deposits	298,522

Total Deposits	302,756

Advances from Federal Home Loan Bank of Atlanta	37,525
Advances by borrowers for taxes and insurance	847
Deferred taxes	8,383
Other liabilities	909

Total Liabilities Assumed	350,420

Net Assets Acquired	$12,866

See Notes to Statement of Assets Acquired and Liabilities Assumed.

Notes to Statement of Assets Acquired and Liabilities Assumed
Note 1 — Acquisition of Suburban Federal Savings Bank
On January 30, 2009, Bank of Essex, a wholly owned subsidiary of Community Bankers Trust Corporation, entered into a purchase and assumption agreement with the FDIC, as receiver, for Suburban Federal Savings Bank, Crofton, Maryland (SFSB). BOE assumed all deposit liabilities and acquired certain assets of SFSB. Under a loss share arrangement with the FDIC under the purchase and assumption agreement, BOE received a discount of $45 million from the FDIC in the transaction. SFSB had seven branches operating in the greater Washington/Baltimore metropolitan area, and they are now operating as Essex Bank, a division of Bank of Essex.
As certain assets and liabilities are only valued at month end, the statement of assets acquired and liabilities assumed is presented as of January 31, 2009. The effect of interest accrual for the one-day period is not material.
The assets acquired and liabilities assumed are presented at fair value on the date of acquisition, after adjustment for expected loss recoveries under shared-loss agreements described below. Fair value was determined based upon quoted market prices for certain assets such as investment securities, or based upon independent third-party valuations obtained for loans, foreclosed real estate and deposits.
Note 2 — Loss Share Agreement
As part of the Purchase and Assumption Agreement, BOE and the FDIC entered into two shared-loss agreements. These agreements cover realized losses on loans and foreclosed real estate. Under these agreements, the FDIC will reimburse BOE for 80% of the first $118 million in realized losses. The FDIC will reimburse BOE 95% on realized losses that exceed $118 million. Realized losses include loan contractual balances (or in the case of foreclosed real estate, the FDIC determined value), accrued interest for up to 90 days, and certain direct costs, less cash or other consideration received by the Bank. This agreement extends for 10 years for 1-4 family real estate loans and for five years for other loans. The value of these shared-loss agreements was considered in determining fair values of loans and foreclosed real estate acquired and is detailed below.

		Foreclosed
(in thousands)	Loans	Real Estate

Initial basis for loss share determination	$300,264	$19,843
Estimated fair value of asset	(191,478)	(9,727)

Anticipated realized loss	108,786	10,116
Assumed loss share recovery percentage	80%	80%

Estimated loss share value	$87,029	$8,093

Note 3 — Basis of Presentation
Management has determined that the acquisition of the net assets of SFSB does constitute a business acquisition as defined by Statement of Financial Accounting Standards No. 141(R), Business Combination (FAS 141(R)). Accordingly, the assets acquired and liabilities assumed are presented at fair values as required by that statement. Fair values are determined based on the requirements of Statement of Financial Accounting Standard No. 157, Fair Value Measurements. In many cases the determination of these fair values requires management or others to make estimates about discount rates, future cash flows, market conditions and other future events that are highly subjective in nature and subject to change. Following is a description of the methods used to determine the fair values of significant assets and liabilities.
Cash, interest bearing deposits in other banks and federal funds: These items are very liquid and short-term in nature. The contractual amount of these assets approximates their fair values.
Investment securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
Loans receivable: Management retained the services of a qualified appraiser to determine the value of the loan portfolio. Factors considered in the valuation were terms of sales of similar loan portfolios in FDIC assisted transactions, current discount rates and the projected cash flows related to the FDIC shared-loss agreements.
Federal Home Loan Bank of Atlanta Stock: The FHLB requires member banks to purchase its stock as a condition of membership and varies based on the level of FHLB advances. This stock is generally redeemable and is presented at the redemption value.
Foreclosed Real Estate: Foreclosed real estate is presented at the value management expects to receive when the property is sold, net of related costs of disposal plus the projected cash flows related to the FDIC shared-loss agreements.
Core Deposit Intangible: This intangible asset represents the value of the relationships SFSB had with its deposit customers. Management retained the services of a qualified appraiser to determine this value.
Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. Management retained the services of a qualified appraiser to determine these values.
Advances from the Federal Home Loan Bank of Atlanta: All FHLB advances, including early payment fees, were repaid by BOE on February 2, 2009. The amount paid to settle these advances is reported as the fair value.
Deferred taxes: As required by FAS 141(R), any assets acquired in excess of liabilities assumed related to a business combination is reported in earnings of the acquirer. This income is not immediately taxable for income tax purposes and results in a deferred tax liability. The amount reported represents the deterred taxes on the estimated earnings related to this business transaction.

Note 4 — Facilities and Equipment
BOE did not acquire the real estate, banking facilities, furniture or equipment of SFSB as part of the Purchase and Assumption Agreement. However, the Management of BOE has the option to purchase the real estate and furniture and equipment. The term of this option expires after 90 days. Currently all banking facilities and equipment are leased from the FDIC on a month-to-month basis.
Note 5 — Investment Securities
The fair value of securities acquired is as follows at January 31, 2009:

Fair
Value
(In Thousands)

FHLMC Preferred Stock	8
Mortgage-backed securities	4,946

$4,954

Advances from the Federal Home Loan Bank of Atlanta (“FHLB”) are secured in part by these securities at January 31, 2009. (See “Note 8 — Advances from Federal Home Loan Bank of Atlanta.”)
The estimated fair value of debt securities at January 31, 2009 are shown below by contractual maturity. Management has allocated mortgage-backed securities into the four maturity groupings shown using the effective maturity of the individual securities based upon statistics provided by independent third party industry sources.

Fair
Value
(In Thousands)

Due within one year	$153
Due after one through five years	212
Due after five through ten years	63
Due after ten years	4,518

$4,946

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Note 6 — Loans Receivable, Net
The composition of loans receivable acquired, net, at January 31, 2009 is as follows:

(In Thousands)

Residential mortgages	$204,581
Construction and land acquisition loans	57,116
Home equity loans	33,158
Commercial real estate and other loans	5,409

Contractual balance of loans acquired	300,264
Marked value discount on loans purchased	(21,757)

$278,507

Note 7 — Deposits
Deposit liabilities assumed are composed of the following at January 31, 2009:

(In Thousands)

Non-interest bearing accounts	$4,234
Money market and NOW accounts	51,308
Savings accounts	19,122
Certificates of deposit	228,092

$302,756

Note 8 — Advances from Federal Home Loan Bank of Atlanta
As of January 31, 2009, there were $37,000,000 in borrowings outstanding to the FHLB. The borrowings were secured by FHLB stock and a floating blanket lien on mortgages and securities equal to at least 150% of the total advances outstanding. The balances of the outstanding advances were paid off in February 2009. A pre-payment penalty of $525,000 was also paid at that time, was included in liabilities and reflected in a payment from the FDIC.
Note 9 — Deferred Income Taxes
The deferred tax liability of $8,383,000 as of January 31, 2009 is solely related to the future taxes expected to be paid on the value of net assets acquired from the FDIC.

Note 10 — Valuation Classifications for Assets and Liabilities
Under SFAS 157, the assets acquired and liabilities assumed are classified in three levels, and are valued at fair value, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value. These levels are:
Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 — Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques.
A description of valuation methodologies used for assets and liabilities is included in Note 3. The table below presents the recorded amount of assets acquired and liabilities assumed by level (in thousands).

	Total	Level 1	Level 2	Level 3

Cash and cash equivalents	$54,717	$54,717	$—	$—
Investment securities	4,954	—	4,954	—
Loans receivable	278,507	—	278,507	—
Foreclosed real estate	17,820	—	—	17,820
Other assets	7,288	5,093	2,195	—

Total assets at fair value	$363,286	$59,810	$285,656	$17,820

Deposits	$302,756	$74,664	$228,092	$—
FHLB advances	37,525	37,525	—	—
Deferred taxes	8,383	—	8,383	—
Other liabilities	1,756	1,756	—	$—

Total liabilities at fair value	$350,420	$113,945	$236,475	$—

Note 11 — Net Assets Acquired
Under the terms of the Purchase and Assumption Agreement the FDIC agreed to transfer net assets equal to $45 million to compensate BOE for losses not covered by the shared-loss agreements and troubled asset management costs. Details related to the transfer at January 31, 2009 are as follows (in thousands):

Net assets as determined by the FDIC	$9,341
Cash transferred by the FDIC	35,659

Net assets per Purchase and Assumption Agreement	45,000

Purchase accounting adjustments:
Loans	(21,757)
Foreclosed real estate	(2,023)
Deposits	(1,455)
Core deposit intangible	2,158
Deferred taxes	(8,383)
Other adjustments	(674)

Net assets acquired	$12,866

Subsequent to the initial transfer, Management made adjustments to the initial net asset amount as determined by the FDIC, resulting in a reduction in net assets of approximately $674 thousand. Management anticipates resolving this difference with the FDIC and as a result will receive an additional amount up to the full $674 thousand difference.

Suburban Federal Savings Bank
Statement of Financial Condition (Unaudited)

June 30, 2008
(In Thousands)
Assets

Cash	$3,278
Interest bearing deposits in other banks	204
Federal funds sold	1,331

Cash and Cash Equivalents	4,813

Securities available for sale	4,539
Securities held to maturity (fair value — $6,471)	6,529
Loans held for sale	21,584
Loans receivable, net of allowance for loan and lease losses of $10,479	300,636
Foreclosed real estate	10,233
Premises and equipment, net	6,021
Cash surrender value of life insurance policies	3,459
Federal Home Loan Bank of Atlanta stock, at cost	2,011
Accrued interest receivable	1,653
Income taxes receivable	2,346
Deferred income taxes	136
Other assets	583

Total Assets	$364,543

Liabilities and Equity
Liabilities:
Non-interest bearing deposits	$5,447
Interest bearing deposits	318,126

Total Deposits	323,573

Advances from Federal Home Loan Bank of Atlanta	28,200
Advances by borrowers for taxes and insurance	1,671
Other liabilities	2,869

Total Liabilities	356,313

Commitments and Contingencies

Equity:
Retained earnings	8,216
Accumulated other comprehensive income	14

Total Equity	8,230

Total Liabilities and Equity	$364,543

See Notes to Financial Statements.

Suburban Federal Savings Bank
Statements of Operations (Unaudited)

	Period from
	July 1, 2008
	through
	January 31,	Year Ended
	2009	June 30, 2008
	(In Thousands)
Interest and Dividend Income
Loans, including fees	$11,609	$25,779
Mortgage-backed securities	136	279
Investment securities — taxable	125	398
Other	39	351

Total Interest and Dividend Income	11,909	26,807

Interest Expense
Deposits	6,276	14,732
Borrowings	1,129	1,232

Total Interest Expense	7,405	15,964

Net Interest Income	4,504	10,843

Provision for Loan Losses	10,875	12,231

Net Interest Expense after Provision for Loan Losses	(6,371)	(1,388)

Non-Interest (Loss) Income
Mortgage banking operations (losses) revenues, principally impairment losses in 2008	(8)	(7,438)
Impairment loss on securities available for sale	(281)	(151)
Other	3,312	532

Total Non-Interest Income (Loss)	3,023	(7,057)

Non-Interest Expenses
Salaries and related expenses	2,507	6,828
Occupancy and equipment	670	1,155
Deposit insurance premiums	787	381
Depreciation	374	687
Professional fees	2,035	1,530
Office supplies	62	148
Data processing costs	360	687
Advertising	67	89
Secondary marketing (recovery) valuation	(110)	(37)
Net losses on foreclosed real estate	1,181	2,464
Other	436	1,932

Total Non-Interest Expenses	8,369	15,864

Loss before Income Taxes	(11,717)	(24,309)

Benefit for Income Taxes	—	(1,107)

Net Loss	$(11,717)	$(23,202)

See Notes to Financial Statements.

Suburban Federal Savings Bank
Statements of Equity
Periods Ended January 31, 2009 and June 30, 2008 (Unaudited)

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Income (Loss)	Total
	(In Thousands)

Balance — July 1, 2007	$31,418	$(102)	$31,316

Comprehensive income:
Net loss	(23,202)	—	(23,202)
Unrealized net gains on securities available for sale, net of tax effect of $74	—	116	116

Total Comprehensive Income (Loss)	(23,202)	116	(23,086)

Balance — June 30, 2008	8,216	14	8,230

Comprehensive loss:
Net loss	(11,717)	—	(11,717)
Unrealized net loss on securities available for sale, net of tax effect of $0	—	(14)	(14)

Total Comprehensive Loss	(11,717)	(14)	(11,731)

Balance — January 31, 2009	$(3,501)	$—	$(3,501)

See Notes to Financial Statements.

Suburban Federal Savings Bank
Statements of Cash Flows (Unaudited)

	Period from
	July 1, 2008
	through
	January 31,	Year Ended
	2009	June 30, 2008
	(In Thousands)
Cash Flows from Operating Activities
Net loss	$(11,717)	$(23,202)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Net amortization of discounts and accretion of premiums	6	(26)
Loss on disposal of premises and equipment	2	18
Impairment loss on securities available for sale	281	151
Loans originated for sale		(109,009)
Impairment loss on loans held for sale		7,252
Proceeds from loans held for sale	21,516	93,016
(Increase) decrease in fair values of derivatives	—	314
Loss (gain) on sale of loans	68	(372)
(Recovery) provision for secondary market recourse valuation	(110)	(37)
Repurchase of loans	—	—
Amortization of deferred loan fees	(1,045)	(738)
Provision for loan losses	10,875	12,231
(Gain) loss on sale of foreclosed real estate	(36)	16
Provision for depreciation	374	687
Provision for impairments in real estate acquired at foreclosure	699	2,203
Earnings on cash surrender value of life insurance	(83)	(140)
Decrease in accrued interest receivable	357	901
(Decrease) increase in income taxes receivable	393	(2,346)
Deferred income taxes	136	655
(Increase) decrease in other assets	(886)	91
(Decrease) increase in other liabilities	(311)	576

Net Cash Provided by (Used in) Operating Activities	20,519	(17,759)

Cash Flows from Investing Activities
Net decrease in interest bearing time deposits	—	99
Principal payments and maturities of securities available for sale	5,833	9,287
Purchases of securities held to maturity	—	(6,165)
Principal collected on securities held to maturity	—	377
Net (collection) funding of loans receivable	15,296	44,744
Proceeds from sale of foreclosed real estate	17,857	1,439
Additions to premises and equipment	(38)	(260)
Proceeds from sale of premises and equipment	—	38
Net change in Federal Home Loan Bank of Atlanta stock	(445)	664

Net Cash Provided by Investing Activities	7,911	50,223

Cash Flows from Financing Activities
Net decrease increase in deposits	(22,034)	(21,796)
Net (decrease) increase in advances by borrowers for taxes and insurance	(847)	42
Net increase in short-term borrowings	—	15,200
Long-term advances from Federal Home Loan Bank of Atlanta	—	5,000
Net borrowings (repayments) on long-term advances from Federal Home Loan Bank of Atlanta	8,800	(35,000)

Net Cash Used in Financing Activities	(14,081)	(36,554)

Net Increase (Decrease) in Cash and Cash Equivalents	14,349	(4,090)

Cash and Cash Equivalents — Beginning	4,813	8,903

Cash and Cash Equivalents — Ending	$19,162	$4,813

Suburban Federal Savings Bank
Statements of Cash Flows (Unaudited) (Continued)

	Period from
	July 1, 2008
	through
	January 31,	Year Ended
	2009	June 30, 2008
	(In Thousands)
Supplementary Cash Flows Information
Interest paid	$5,588	$16,080

Income taxes paid	—	$730

Supplementary Schedule of Noncash Investing Activities
Foreclosed real estate acquired in settlement of loans	$20,121	$13,311

Securities available for sale transferred from securities held to maturity	$6,529	—

Loans receivable transferred from loans held for sale	—	$35,037

Unrealized net (loss) gains on securities available for sale, net of tax	$(14)	$116

See Notes to Financial Statements.

Suburban Federal Savings Bank
Notes to Financial Statements (Unaudited)
Note 1 — Summary of Accounting Policies
Business
The primary business activity of Suburban Federal Savings Bank (“SFSB”) is the acceptance of deposits from the general public within SFSB’s market area and the use of the proceeds to fund loan originations and purchase investments. SFSB is subject to competition from other financial institutions. SFSB is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease losses, the valuation of loans held for sale, the valuation of foreclosed real estate, the evaluation of other than temporary impairment of securities, the determination of the reserve for secondary market recourse liability, and the valuation of deferred tax assets.
Significant Group Concentrations of Credit Risk
SFSB grants loans to customers primarily located in Maryland and Virginia. The concentration of credit by type of loan is set forth in Note 4. Although SFSB has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy.
Deposits in other banks sometimes exceed the amounts insured by the Federal Deposit Insurance Corporation.
To the extent financial derivatives, as more fully described in Note 14, have a positive fair value, SFSB is exposed to credit-related losses in the event of nonperformance by the counterparties to those agreements. SFSB controls the credit risk of its financial derivative contracts through credit approvals, limits, and monitoring procedures, and does not expect any counterparties to fail their obligations. Notional amounts on derivative financial instruments are amounts on which calculations, payments, and the value of derivative financial instruments are based, and do not represent direct credit exposure.
Interest Bearing Time Deposits
Interest bearing time deposits in banks mature within one year and are carried at cost.

Suburban Federal Savings Bank
Note 1 — Summary of Accounting Policies (Continued)
Securities
SFSB reports debt and equity securities in one of the following categories: (i) “held to maturity,” which includes those debt securities which management has the positive intent and ability to hold to maturity and are reported at cost adjusted for the amortization of premiums and accretion of discounts; or (ii) “available for sale,” which includes all other debt and equity securities and are reported at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). SFSB classifies its securities in one of these categories based upon the determination made at the time of purchase.
Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank according to a predetermined formula. This restricted stock is recorded at cost.
Premiums and discounts on securities are amortized over the term of each security using the interest method. Gains and losses on sales of securities are recognized in income when sold using the specific identification method on a trade date basis. Unrealized losses are charged to earnings as an impairment loss when the decline in fair value is judged to be other than temporary. Management evaluates securities for other than temporary impairment with consideration given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of SFSB to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in the fair value.
Loans Receivable
Loans receivable are stated at unpaid principal balances, net of premiums and discounts, undisbursed portions of loans in process, deferred loan origination fees and costs, and the allowance for loan and lease losses. Interest income is accrued on the unpaid principal balance. Loan origination fees and costs are deferred and recognized as an adjustment to the yield (interest income) of the related loans. SFSB is amortizing these amounts over the contractual lives of the loans using the interest method. Premiums and discounts are amortized over the contractual lives of the loans.
The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Cash payments on impaired loans are recorded in the same manner as payments on nonaccrual loans.
Allowance for Loan and Lease Losses
The allowance for loan and lease losses is established through provisions for loan losses charged against income. Loans are charged against the allowance for loan and lease losses at the time management determines collectability is not probable. Subsequent recoveries, if any, are credited to the allowance.

Suburban Federal Savings Bank
Note 1 — Summary of Accounting Policies (Continued)
Allowance for Loan and Lease Losses (Continued)
The allowance for loan and lease losses is maintained at a level considered adequate by management to provide for losses that can be reasonably anticipated and are inherent in the portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on SFSB’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans. Further, management’s assessment of the adequacy of the allowance is subject to evaluation and adjustment by SFSB’s regulators.
The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful or substandard. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
A loan is considered impaired when, based on current information and events, it is probable that SFSB will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogeneous loans are evaluated collectively for impairment. Accordingly, SFSB does not identify individual home equity and residential real estate loans separately for impairment disclosures, unless such loans are subject to a restructuring agreement.
Loans Held for Sale
Loans originated and intended for sale are carried at the lower of cost or estimated fair value in the aggregate. Fair value is derived from valuations obtained by SFSB from independent third parties and subsequent sales data. Net unrealized losses are recognized through a valuation allowance by charges to non-interest income. These loans generally are sold with servicing released. Premiums and discounts, and origination fees and costs, on loans held for sale are deferred and recognized as a component of the gain or loss on sale. Loans transferred from loans held for sale to loans receivable are transferred at the lower of cost or fair value at the date of transfer.

Suburban Federal Savings Bank
Note 1 — Summary of Accounting Policies (Continued)
Secondary Market Recourse Liability
SFSB sells loans to secondary market investors under agreements containing recourse provisions standard in the industry. Such agreements contain early payment default clauses, for example, that result in SFSB buying back loans that become delinquent within a designated period early in the loan term, typically from three months to one year. SFSB considers loans with recourse to be guarantees under FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others — An Interpretation of FASB Statements 5, 57 and 107 and a Rescission of FASB Interpretation No. 34” (FIN 45). As such, a liability is estimated and recorded to reflect the fair value of obligations pertaining to these recourse provisions.
Foreclosed Real Estate
Real estate acquired through foreclosure initially is recorded at its fair value, less estimated costs to sell, establishing a new cost basis. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates to determine fair value. In the event of a subsequent decline in fair value, management recognizes a loss included in net losses on foreclosed real estate. Expenses incurred on foreclosed real estate prior to disposition and gains or losses on the sale of foreclosed real estate that are recognized upon disposition of the property are also included in net losses on foreclosed real estate.
Premises and Equipment
Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight-line method, based on the estimated useful lives of the respective assets.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from SFSB, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) SFSB does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Derivative Financial Instruments
Interest rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in other assets or other liabilities, with changes in fair value recorded in mortgage banking operations. SFSB manages the interest rate risk on interest rate lock commitments by entering into forward loan sale commitments and forward sale commitments for mortgage-backed securities. Such contracts are accounted for as undesignated derivatives and, along with related fees paid to investors, are recorded at fair value in other assets or other liabilities, with changes in fair value recorded in mortgage banking operations. These instruments serve to reduce SFSB’s exposure to movements in interest rates.

Suburban Federal Savings Bank
Note 1 — Summary of Accounting Policies (Continued)
Bank Owned Life Insurance
SFSB invests in bank owned life insurance (BOLI) as a source of funding for an executive’s salary continuation agreement and certain other benefits. BOLI involves the purchase of insurance by SFSB on the life of this executive. SFSB is the owner of the policies and has entered into a split-dollar arrangement with the executive, whereby a benefit is provided to the executive’s beneficiary in the event of his death. SFSB is entitled to the remainder of the insurance proceeds not paid to the beneficiary. This life insurance is carried at the cash surrender value of the underlying policies. Income from the increase in the cash surrender value of the policies is included in other non-interest income. (See “Pending Accounting Pronouncements.”)
Deferred Income Taxes
Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities, based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
Statements of Cash Flows
For the purposes of the Statements of Cash Flows, cash equivalents include cash, federal funds sold and overnight deposits with other banks.
Off-Balance Sheet Financial Instruments
In the ordinary course of business, SFSB has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded on the Statement of Financial Condition when they are funded.
Comprehensive Income (Loss)
Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in the results of operations. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the Statement of Financial Condition, such items, along with the results of operations, are components of comprehensive income (loss).
Advertising
SFSB follows the policy of charging the costs of advertising to expense as incurred.
Reclassifications
Certain amounts in the 2008 financial statements have been reclassified to conform to the 2009 financial statements.

Suburban Federal Savings Bank
Note 1 — Summary of Accounting Policies (Continued)
Pending Accounting Pronouncements
FAS 157 — In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (FAS 157), which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. FAS 157 applies under other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No.157.” This FSP defers the effective date of FAS No.157 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to years beginning after November 15, 2008, and interim periods within those fiscal years. SFSB is evaluating the potential impact, if any, of the adoption of FAS 157 on its financial statements.
FAS 158 — In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (FAS 158). This statement requires that employers measure plan assets and obligations as of the balance sheet date. This requirement is effective for fiscal years ending after December 15, 2008. The other provisions of FAS 158 were implemented by SFSB as of June 30, 2007. SFSB does not expect the implementation of the measurement date provisions of FAS 158 to have a material impact on its financial statements.
FAS 159 — In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (FAS 159). FAS 159 permits entities to elect to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. The new guidance is effective for fiscal years beginning after November 15, 2007. SFSB is evaluating the potential impact, if any, of the adoption of FAS 159 on its financial statements.
FAS 161 — In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement No. 133” (FAS 161). FAS 161 changes the disclosure requirements for derivative instruments and hedging activities. An entity is required to provide enhanced disclosures about how and why it uses derivative instruments, how derivative instruments and related hedge items are accounted for under FAS 133 and its related interpretations, and how derivative instruments and related hedged items affect the entity’s financial position, financial performance and cash flows. FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. SFSB does not expect the implementation of the provisions of FAS 161 to have a material impact on its financial statements.

Suburban Federal Savings Bank
Note 1 — Summary of Accounting Policies (Continued)
Pending Accounting Pronouncements (Continued)
FIN 48 — In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FAS No. 109, “Accounting for Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement standard for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for SFSB in the fiscal year beginning July 1, 2008. SFSB is evaluating the potential impact of this new pronouncement on its financial statements.
EITF 06-4 — In September 2006, the FASB’s Emerging Issues Task Force (EITF) issued EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (EITF 06-4). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee’s benefit during his or her retirement, then the liability recognized during the employee’s active service period should be based on the future cost of insurance to be incurred during the employee’s retirement.
Alternatively, if the policy holder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in FAS No. 106 or Accounting Principles Board (APB) Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (i) a change in accounting principle through retrospective application to all periods presented; or (ii) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The provisions of EITF 06-4 are effective for SFSB’s fiscal year beginning July 1, 2008. SFSB is currently assessing the potential impact of EITF 06-4 on its financial statements.
EITF 06-10 — In March 2007, the FASB ratified EITF No. 06-10 “Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements” (EITF 06-10). EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for SFSB in its fiscal year beginning July 1, 2008. SFSB does not have any collateral assignment agreements, thus, there will be no impact on its financial statements resulting from this EITF.

Suburban Federal Savings Bank
Note 2 — Securities
The amortized cost and fair value of securities are as follows at June 30, 2008:

	2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)

Securities Available for Sale:
Equity securities	$270	$—	$—	$270
Mortgage-backed securities	4,246	23	—	4,269

	$4,516	$23	$—	$4,539

Securities Held to Maturity:
U.S. Government agency securities	$4,989	$—	$39	$4,950
Mortgage-backed securities	1,540	16	35	1,521

	$6,529	$16	$74	$6,471

There were no sales of securities available for sale during the year ended June 30, 2008. An impairment loss of $150,500 was recognized during the year ended June 30, 2008, due to declines in the fair value of Federal Home Loan Mortgage Corporation preferred stock that was judged to be other-than-temporary. The net carrying value of this stock was $269,500 at June 30, 2008.
Borrowings on SFSB’s line of credit with the Federal Home Loan Bank of Atlanta (“FHLB”) are secured in part by SFSB’s securities at June 30, 2008. (See “Note 9 — Advances from Federal Home Loan Bank of Atlanta.”)

Suburban Federal Savings Bank
Note 2 — Securities (Continued)
The amortized cost and estimated fair value of debt securities available for sale and held to maturity at June 30, 2008 are shown below by contractual maturity. SFSB has allocated mortgage-backed securities available for sale into the four maturity groupings shown using the effective maturity of the individual securities based upon statistics provided by independent third party industry sources.

	2008
	Amortized	Fair
	Cost	Value
	(In Thousands)

Securities Available for Sale:
Due within one year	$—	$—
Due after one through five years	193	195
Due after five through ten years	252	255
Due after ten years	3,801	3,819

	$4,246	$4,269

Securities Held to Maturity:
Due within one year	$5	$5
Due after one through five years	4,989	4,950
Due after five through ten years	306	317
Due after ten years	1,229	1,199

	$6,529	$6,471

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
The following table shows the gross unrealized losses and fair values of SFSB’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2008:

	2008
	Less Than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)

Securities Held to Maturity:
U. S. Government agency securities	$4,950	$39	$—	$—	$4,950	$39
Mortgage-backed securities	966	35	—	—	966	35

Total	$5,916	$74	$—	$—	$5,916	$74

Suburban Federal Savings Bank
Note 2 — Securities (Continued)
The three bonds carried in the held to maturity investment portfolio experiencing continuous losses at June 30, 2008 are rated AAA. The securities representing the unrealized losses in the portfolio all have modest duration risk (3.04 years for the U.S. Government agency securities and 5.38 years for the mortgage-backed security), low credit risk (since they are issued or backed by U.S. Government agencies), and minimal loss (of less than 1% for the U.S. Government agency securities and 3.49% for the mortgage-backed security) when compared to book value. The unrealized losses that exist are the result of changes in market interest rates since the original purchase. These factors substantiate that the unrealized losses in the held to maturity portfolio are temporary. Management has the intent and ability to hold these investments until maturity.
Note 3 — Loans Held for Sale
The following table is a summary of the activity of loans held for sale for the year ended June 30, 2008:

2008
(In Thousands)

Balance — beginning of the year	$47,508
Loans originated for sale	109,009
Impairment losses	(7,252)
Loans held for sale transferred to loans receivable	(35,037)
Sales of loans	(93,016)
Gain on sales of loans, net	372

Balance — end of the year	$21,584

During the year ended June 30, 2008, due to a secondary market that is no longer active, SFSB decided not to continue holding for sale certain loans previously classified as held for sale. Such loans were transferred from loans held for sale to loans receivable at the lower of cost or fair value at the date of transfer. Fair value was derived from valuations obtained by SFSB from independent third parties using a discounted cash flow approach.

Suburban Federal Savings Bank
Note 4 — Loans Receivable, Net
The composition of loans receivable, net, at June 30, 2008 is as follows:

2008
(In Thousands)

Residential real estate loans	$185,552
Commercial real estate loans	8,303
Construction and land acquisition loans	94,802
Home equity loans	33,695
Consumer loans	934

323,286
Deferred loan origination costs (fees), net	490
Undisbursed portion of loans in process	(12,661)
Allowance for loan and lease losses	(10,479)

$300,636

A substantial portion of SFSB’s loans receivable is mortgage loans secured by residential real estate properties. Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in SFSB’s lending area. Loans are extended only after evaluation by management of the customers’ creditworthiness and other relevant factors on a case-by-case basis. SFSB generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. Non-residential (commercial) real estate loan and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of the borrowers or guarantors. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy. Also, SFSB generally obtains personal guarantees of repayment from borrowers and/or others for construction loans and disburses the proceeds of these and similar loans only as work progresses on the related projects.
Certain loan terms may create concentrations of credit risk and increase the lender’s exposure to loss. These include terms that permit the deferral of principal payment or payments that are smaller than normal interest accruals (negative amortization). SFSB does not make loans that permit the deferral of principal payments or that provide for negative amortization. SFSB occasionally does make construction loans with an interest reserve, a special savings account funded out of the proceeds of the construction loan, in order to reduce the risk that the borrower will not have the funds remaining from the construction draw to pay interest when due on the loan. Such loans amounted to approximately $11.8 million at June 30, 2008.

Suburban Federal Savings Bank
Note 4 — Loans Receivable, Net (continued)
Allowance for Loan and Lease Losses
The following is a summary of the allowance for loan and lease losses for the year ended June 30, 2008:

2008
(In Thousands)

Balance — beginning of the year	$1,672
Provision for loan losses	12,231
Loans charged off	(3,929)
Recoveries	505

Balance — end of the year	$10,479

Information about impaired loans is as follows:

Impaired loans for which an allowance has been provided	$15,771
Impaired loans for which no allowance has been provided	3,974

$19,745

Allowance provided for impaired loans, included in the allowance for loan and lease losses	$3,812

Average balance in impaired loans	$20,052

Interest income recognized on impaired loans	$1,534

Nonaccrual loans amounted to $29,221,000 at June 30, 2008. Loans over 90 days and still accruing interest amounted to $520,000 at June 30, 2008.
Secondary Market Recourse Liability
The following is a summary of the activity in the reserve for recourse liabilities for the year ended June 30, 2008. The reserve is included in other liabilities in the accompanying Statement of Financial Condition.

2008
(In Thousands)

Balance — beginning of the year	$281
(Recovery of) provision for probable losses	(37)
Losses incurred	(44)

Balance — end of the year	$200

Suburban Federal Savings Bank
Note 4 — Loans Receivable, Net (continued)
The maximum potential amount of future payments SFSB could be required to make under these guarantees was approximately $248,000 at June 30, 2008.
Related Party Transactions
SFSB has had banking transactions in the ordinary course of business with directors, officers, their immediate families and affiliated companies (commonly referred to as related parties) on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The following table is a summary of the activity of loans receivable from related parties for the period from July 1 to January 31, 2009 and the year ended June 30, 2008:

	2009	2008
	(In Thousands)

Balance outstanding — beginning of the period	$160	$388
Loans originated	—	—
Principal repayments	19	228

Balance outstanding — end of the period	$141	$160

Credit Commitments
SFSB is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Statements of Financial Condition. The contractual amounts of these instruments express the extent of SFSB’s involvement and exposure to credit. SFSB uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
A summary of SFSB’s financial instruments with off-balance sheet risk consists of the following:

Contract
Amount at
Financial Instruments Whose Contract Amounts	June 30,
Represent Credit Risk	2008
(In Thousands)

Mortgage loan commitments	$2,574
Unfunded commitments under lines of credit	6,365
Standby letters of credit	144

Suburban Federal Savings Bank
Note 4 — Loans Receivable, Net (continued)
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in a contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by SFSB, is based on management’s credit evaluation of the customer.
Standby letters of credit are conditional commitments issued by SFSB guaranteeing performance by a customer to a third party. Those guarantees are issued primarily to support private borrowing arrangements, generally limited to real estate transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. No liability for credit losses related to these guarantees has been recognized in the Statements of Financial Condition at June 30, 2008, as such losses, if any, are estimated to be not significant.
Note 5 — Foreclosed Real Estate
The following table is a summary of the activity of foreclosed real estate for the year ended June 30, 2008, which is presented net of a reserve for losses:

2008
(In Thousands)

Balance — beginning of the year	$580
Real estate acquired at foreclosure	13,311
Provision for impairments in real estate acquired at foreclosure	(2,203)
Sales of foreclosed real estate	(1,439)
Loss on sales of foreclosed real estate, net	(16)

Balance — end of the year	$10,233
The following table is a summary of the reserve for losses on foreclosed real estate for the year ended June 30, 2008:

2008
(In Thousands)

Balance — beginning of the year	$—
Provision for impairments in real estate acquired at foreclosure	2,203
Provision for impairments in real estate sold during the year	(365)

Balance — end of the year	$1,838

Suburban Federal Savings Bank
Note 6 — Premises and Equipment and Lease Commitments
Premises and equipment at June 30, 2008 are summarized by major classification as follows:

		Useful Life
	2008	in Years
	(In Thousands)

Land	$704	—
Buildings	6,204	10 – 40
Leasehold improvements	586	5 – 10
Furniture, fixtures and equipment	4,215	5 – 10

	11,709
Accumulated depreciation	(5,688)

	$6,021

Depreciation expense for the periods ended January 31, 2009 and June 30, 2008 was $374,000 and $687,000, respectively.
SFSB has entered into operating leases for several of its offices. Rental expense under these leases for the period from July 1, 2008 to January 31, 2009 and the year ended June 30, 2008 was $145,000 and $404,000, respectively, of which $38,000 was paid to a related party during the year ended June 30, 2008. At June 30, 2008, the minimum rental commitments under non-cancelable leases are as follows (in thousands):

Years ending June 30:
2009	$290
2010	164
2011	113
2012	73
2013	43
Thereafter	7

$690

Note 7 — Investment in Federal Home Loan Bank of Atlanta Stock
SFSB is required to maintain an investment in the stock of the FHLB in an amount equal to at least 1% of the unpaid principal balances of SFSB’s residential mortgage loans or 5% of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value. SFSB owned $2,011,000 of Federal Home Loan Bank of Atlanta stock at June 30, 2008.

Suburban Federal Savings Bank
Note 8 — Deposits
Deposits are composed of the following at June 30, 2008:

2008
(In Thousands)

Non-interest bearing accounts	$5,447
NOW accounts	9,865
Savings accounts	20,471
Money market accounts	65,540
Certificates of deposit	222,250

$323,573

At June 30, 2008, scheduled maturities of certificates of deposit are as follows (in thousands):

Years ending June 30:
2009	$175,969
2010	25,138
2011	4,918
2012	6,668
2013	9,557

$222,250

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $85,009,000 at June 30, 2008.
SFSB accepts deposits for related parties of SFSB on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated parties. The aggregate amount of deposits for related parties totaled $3,514,000 at June 30, 2008.
Note 9 — Advances from Federal Home Loan Bank of Atlanta
SFSB has a line of credit with the FHLB at June 30, 2008 that is equal to 20% of SFSB’s total assets, based on the most recently submitted quarterly information that was filed with the appropriate regulatory agency. As of June 30, 2008, SFSB had available borrowing capacity of $76,280,000 on the line of credit, of which $28,200,000 was outstanding. The borrowings on the line of credit are secured by FHLB stock and a floating blanket lien on mortgages and securities equal to at least 150% of the total advances outstanding.

Suburban Federal Savings Bank
Note 9 — Advances from Federal Home Loan Bank of Atlanta (continued)
Borrowings at June 30, 2008 are as follows:

2008
(In Thousands)

Short term borrowings, maturing within 12 months	$18,200
Fixed interest rate of 5.28% maturing October 11, 2007	—
Fixed interest rate of 4.65% maturing September 29, 2008	—
Fixed interest rate of 4.75% maturing September 28, 2010	10,000

$28,200

SFSB has a $5,000,000 secured federal funds line of credit with another financial institution, of which no amounts were outstanding at June 30, 2008.
Note 10 — Retirement Plans
SFSB has a non-contributory profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. The amount of the contributions to the plan is at the discretion of SFSB’s Board of Directors. Substantially all of SFSB’s full time employees are covered by the plan. No discretionary contributions were made to the profit-sharing plan in 2008.
SFSB has a 401(k) defined contribution plan for those employees who meet the eligibility requirements set forth in the plan. The plan does not require SFSB to match the participants’ contributions; however, SFSB expensed $93,000 and $234,000 as matching contributions for the period from July 1, 2008 to January 31, 2009 and the year ended June 30, 2008, respectively.
SFSB has a deferred compensation agreement with an executive to provide a salary continuation benefit upon attainment of normal retirement date. The amount of the executive’s benefit is determined pursuant to an annual benefit equal to a vested percentage of the average base salary and bonus paid to the executive in three of the five calendar years preceding retirement that result in the highest average. The retirement benefit may be paid, at the executive’s election, in a lump-sum or in annual installments for his remaining lifetime. The agreement also provides the executive or his beneficiary with certain benefits upon his death, disability or termination of employment other than as a result of normal retirement. The amount accrued under this agreement was $634,000 at June 30, 2008. The expense during the period from July 1, 2008 to January 31, 2009 and the year ended June 30, 2008 was $88,000 and $163,000, respectively.
SFSB has an unfunded noncontributory postretirement health care benefits plan covering certain current and future Bank retirees and eligible dependents. The total projected benefit obligation included in other liabilities was $307,000 at June 30, 2008. SFSB made benefit payments under the plan of $6,000 and $17,000 during the period from July 1, 2008 to January 31, 2009 and the year ended June 30, 2008, respectively.

Suburban Federal Savings Bank

Note 11 — Equity
SFSB is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on SFSB’s financial statements. Under capital adequacy requirements and the regulatory framework for prompt corrective action, SFSB must meet specific capital guidelines that involve quantitative measures of SFSB’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. SFSB’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Quantitative measures established by regulation to ensure capital adequacy require SFSB to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted total assets (as defined). Management believes, as of June 30, 2008, that SFSB does not meet all capital adequacy requirements to which it is subject.
As of June 30, 2008, the most recent notification from the regulators has categorized SFSB as significantly undercapitalized under the regulatory framework for prompt corrective action. SFSB may not make capital distributions and may not accept brokered or high rate deposits, as defined, due to the level of its risk-based capital.
Under the regulatory framework for prompt corrective action, SFSB’s capital status may preclude SFSB from access to borrowings from the Federal Reserve System through the discount window. Also, as required by the framework, SFSB has a capital plan that has been filed with and accepted by the Federal Deposit Insurance Corporation (FDIC). The plan outlines SFSB’s steps for attaining the required levels of regulatory capital. Management believes, at this time, that SFSB will meet all the provisions of the capital plan and all the regulatory capital requirements by January 31, 2009. The Plan includes seeking an acquirer or merger with a viable institution to infuse capital sufficient to address SFSB’s allowance for loan and lease levels; dispose of non-performing assets and realize the benefits of the deferred tax asset.
The following table presents SFSB’s capital position at June 30, 2008 and the respective capital requirements:

					To be Well Capitalized under
					Prompt Corrective Action
	Actual		For Capital Adequacy Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars In Thousands)

June 30, 2008:
Tangible capital (to adjusted total assets)	$8,216	2.25%	≥$5,468	≥1.50%	N/A	N/A
Core capital (to adjusted total assets)	8,216	2.25	≥14,581	≥4.00	≥$18,226	≥ 5.00%
Tier 1 capital (to risk-weighted assets)	8,216	3.13	N/A	N/A	≥ 15,738	≥ 6.00
Total capital (to risk-weighted assets)	11,546	4.40	≥20,984	≥8.00	≥ 26,230	≥10.00

Suburban Federal Savings Bank

Note 11 — Equity (continued)
SFSB was allowed a special bad debt deduction at various percentages of otherwise taxable income for various years through December 31, 1987. If the amounts which qualify as deductions for federal and state income tax purposes are later used for purposes other than to absorb loan and lease losses, including distributions in liquidations, they will be subject to federal and state income tax at the then-current corporate rate. Mortgage loans must also be maintained at the December 31, 1987 level to receive current tax deductions for loan losses.
Retained earnings at June 30, 2008 include approximately $3,420,000 for which no provision for income tax has been made. The unrecorded deferred income tax liability on the above amount was approximately $1,329,000 at June 30, 2008.
Note 12 — Commitments and Contingent Liabilities
SFSB maintains its cash accounts in several correspondent banks. At June 30, 2008, deposits in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) were $4,583,000.
In September 2004, SFSB entered into a commitment to contribute $1,000,000 to the Baltimore Community Foundation. Annual payments are made based upon pre-tax earnings. No payments were made for the year ended June 30, 2008. At June 30, 2008, the outstanding obligation was $506,000.
SFSB has entered into an employment and change of control agreement with an executive officer which provides for contingent benefits subject to certain future events.
SFSB is involved in various legal actions involving routine litigation incidental to its business operations. Management is of the opinion that their outcome will not have a significant effect on SFSB’s financial statements.
Note 13 — Income Taxes
The income tax (benefit) provision consists of the following for the year ended June 30, 2008:

2008
(In Thousands)
Current (benefit) expense:
Federal	$(1,451)
State	(311)

(1,762)

Deferred (benefit) expense:
Federal	(6,318)
State	(1,490)
Change in valuation allowance	8,463

655

Net Tax (Benefit) Expense	$(1,107)

Suburban Federal Savings Bank

Note 13 — Income Taxes (continued)
Reconciliation of the statutory federal income tax at a rate of 34% for the year ended June 30, 2008 to the income tax benefit reported in the Statements of Operations is as follows:

	2008
		Percent of
	Amount	Pretax Loss
	(Dollars in Thousands)

Benefit at statutory rate	$(8,265)	34.0%
Increases (decreases) resulting from:
State income tax, net of federal income tax benefit	(1,189)	4.9
Cash surrender value of life insurance	(48)	0.2
Other	(68)	0.2
Valuation allowance	8,463	(34.8)

Net Tax Benefit	$(1,107)	4.5%

Suburban Federal Savings Bank

Note 13 — Income Taxes (continued)
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2008 are presented below:

2008
(In Thousands)

Deferred tax assets:
Allowance for loan and lease losses	$4,831
Lower of cost or market adjustment	2,818
Unaccrued interest	598
Employee benefits	365
Secondary market recourse liability	34
Unrealized losses on securities available for sale	—
Impairment loss on security	90
Loss on derivatives	65
Minimum tax credit carryforward	48
Fixed assets	14
Other	9

Total Deferred Tax Assets	8,872

Deferred tax liabilities:
Federal Home Loan Bank of Atlanta stock dividends	157
Federal tax on state tax refund from NOL carryback	101
Unrealized gains on securities available for sale	9
Fixed assets	—
Mortgage servicing rights	6

Total Deferred Tax Liabilities	273

Net Deferred Tax Assets	8,599
Valuation Allowance	(8,463)

Net Deferred Tax Assets After Valuation Allowance	$136

The calculation of SFSB’s benefit for income taxes for the year ended June 30, 2008, using applicable enacted Federal and state rates, resulted in a net tax asset of approximately $8.6 million. This net deferred tax asset was reduced by a valuation allowance of approximately $8.5 million because, based on the weight of evidence available, management feels it is more likely than not that the deferred tax asset will not be realized.

Suburban Federal Savings Bank

Note 14 — Derivative Financial Instruments
SFSB utilizes various undesignated derivative financial instruments to reduce its exposure to movements in interest rates, and the value of such instruments is derived from underlying interest rates.
SFSB utilizes the following derivative financial instruments:
Interest Rate Lock Commitments
Loan commitments related to the origination of mortgage loans that will be held for sale must be accounted for as derivative instruments. Such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in mortgage banking operations on the Statements of Operations. Fair value is based on fees currently charged to enter into similar agreements and, for fixed-rate commitments, also considers the difference between current levels of interest rates and the committed rates.
SFSB enters into rate lock commitments to extend credit to borrowers for generally a 30-day or 60-day period from the origination of loans. Unfunded loans for which commitments have been entered into are called “pipeline loans.” Some of these rate lock commitments will ultimately expire without being completed. To the extent that a loan is ultimately granted and the borrower ultimately accepts the terms of the loan, these rate lock commitments expose SFSB to variability in their fair value due to changes in interest rates. If interest rates increase, the value of these rate lock commitments decreases. Conversely, if interest rates decrease, the value of these rate lock commitments increases. The notional amount of undesignated interest rate lock commitments was $29,119,000 at June 30, 2008. The fair value of such commitments was a net asset at June 30, 2008 of $148,000, included in other assets of $52,000 and other liabilities of $200,000.
Forward Sale Commitments
To mitigate the effect of interest rate risk on pipeline and held for sale loans, SFSB enters into offsetting derivative contracts, consisting of forward loan and mortgage-backed securities sale commitments. The contracts allow for cash settlement. The forward sale commitments lock in an interest rate and price for the sale of loans or mortgage-backed securities similar to the specific interest rate lock commitments classified as derivatives. SFSB expects that these forward sale commitments will experience changes in fair value opposite to the change in fair value of interest rate lock commitments and loans held for sale. SFSB had no material forward sale commitments at June 30, 2008.
Note 15 — Fair Value of Financial Instruments
FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments” (FAS 107), requires disclosure of fair value information about financial instruments, whether or not recognized on the statement of financial condition, for which it is practicable to estimate that information. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of SFSB.

Suburban Federal Savings Bank

Note 15 — Fair Value of Financial Instruments (continued)
The following methods and assumptions were used by SFSB in estimating the fair value of its financial instruments:
Cash and Cash Equivalents and Interest Bearing Time Deposits
The carrying amounts reported in the Statements of Financial Condition for cash and cash equivalents and interest bearing time deposits approximate their fair value at the reporting date.
Securities
Fair values for securities are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
Loans Receivable
For variable-rate and adjustable-rate loans that reprice frequently and show no significant change in credit risk, fair values are based on carrying amounts. For fixed-rate loans, fair values are estimated using quoted market prices, when available, or discounted cash flows at interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The fair value of non-performing loans is estimated using discounted cash flow analyses or the underlying collateral values, where applicable.
Loans Held for Sale
The fair value of loans held for sale is based on a combination of valuations obtained by SFSB from independent third parties and subsequent sales data.
Federal Home Loan Bank of Atlanta Stock
Federal Home Loan Bank of Atlanta stock is carried at cost which is its redeemable value, since the market for this stock is restricted.
Accrued Interest Receivable and Payable
The carrying amounts for accrued interest receivable and payable approximate their fair value.
Derivative Financial Instruments
The fair value of derivative financial instruments, consisting of interest rate lock commitments and forward sale commitments, is recorded at a zero value at inception. Subsequent to inception, changes in the fair value of the commitments are recognized based on changes in the fair value of the underlying mortgage loans due to interest rate changes, changes in the probability that derivative loan commitments will be exercised and the passage of time. In estimating fair value, SFSB assigns a probability to loan commitments based on expectations that they will be exercised and the loans will be funded.
Deposits
The fair value of demand, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-rate certificates of deposit is estimated by discounting the future cash flows, using rates offered for deposits of similar remaining maturities at the reporting date.

Suburban Federal Savings Bank

Note 15 — Fair Value of Financial Instruments (continued)
Advances from Federal Home Loan Bank of Atlanta
The fair value of long-term debt is estimated by discounting the future cash flows using rates available for debt of similar remaining maturities at the reporting date.
Off-Balance Sheet Financial Instruments
The fair value of off-balance sheet financial instruments, such as commitments to extend credit and standby letters of credit, is based on fees currently charged to enter into similar agreements and is not material.
The carrying amount and fair value of financial instruments at June 30, 2008 are as follows:

	2008
	Carrying	Fair
	Amount	Value
	(In Thousands)

Financial assets:
Cash and cash equivalents	$4,813	$4,813
Interest bearing time deposits	—	—
Securities available for sale	4,539	4,539
Securities held to maturity	6,529	6,471
Loans held for sale	21,584	21,584
Loans receivable, net	300,636	288,605
Federal Home Loan Bank of Atlanta stock	2,011	2,011
Accrued interest receivable	1,653	1,653
Derivative financial instruments	52	52

Financial liabilities:
Deposits	323,573	326,953
Advances from Federal Home Loan Bank of Atlanta	28,200	28,481
Accrued interest payable	62	62
Derivative financial instruments	200	200

(b)	Pro Forma Financial Information.
     The following unaudited pro forma combined balance sheet and notes thereto have been prepared on a consolidated basis based upon historical financial information of the Company and SFSB. The pro forma combined balance sheet combines financial information from the balance sheet of the Company at December 31, 2008 and the statement of assets acquired and liabilities assumed of SFSB at January 31, 2009. The pro forma combined balance sheet is based on the audited balance sheet of the Company and the audited statement of assets acquired and liabilities assumed of SFSB.
     The pro forma combined balance sheet should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission, and of SFSB, which are included in Item 9.01(a) above. The pro forma combined balance sheet is presented for illustrative purposes only and does not indicate the results that would actually have been attained if the Transaction had occurred in the past or that may be attained in the future.
     The Company is not presenting a pro forma combined statement of operations for any period, as it would be necessary to use forward-looking information to meaningfully present the effects of the assets acquired and liabilities presented.
     In connection with the Transaction, as described in Item 2.01 above, the Bank entered into two shared-loss agreements with the FDIC with respect to the loan and foreclosed real estate assets purchased. Under the shared-loss agreements, the FDIC will reimburse the Bank for 80% of losses arising from covered loan assets, on the first $118 million of all losses on such covered loans, and for 95% of losses on covered loans thereafter. A discussion of the likely effects of the shared-loss agreements is included in Item 9.01(a) above.

COMMUNITY BANKERS TRUST CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
January 31, 2009
(dollars in thousands)

					(D)
					SFSB	(E)
	(A)	(B)	(C)		Assets Acquired and	Unaudited Pro Forma
	Company	SFSB	SFSB		Liabilities Assumed	Combined Balance Sheet
	December 31, 2008	January 31, 2009	Adjustments	Item	January 31, 2009	January 31, 2009

Assets

Cash and due from banks	$10,864	$13,992	$35,659	a	$49,651	$60,515
Interest bearing bank deposits	107,376	562			562	107,938
Federal funds sold	10,193	4,504			4,504	14,697

Total cash and cash equivalents	128,433	19,058	35,659		54,717	183,150

Securities available for sale, at fair value	193,992	4,954			4,954	198,946
Securities held to maturity, fair value of $94,966 at December 31, 2008	94,865	—			—	94,865
Equity securities, restricted, at cost (see Note 3)	3,612	2,456			2,456	6,068

Total securities	292,469	7,410			7,410	299,879

Loans held for sale	200	—			—	200
Loans	523,298	300,264	(21,757)	b	278,507	801,805
Allowance for loan losses	(6,939)					(6,939)

Net loans	516,359	300,264	(21,757)		278,507	794,866

Bank premises and equipment, net	24,111	37			37	24,148
Other real estate owned, net of recovery	223	19,843	(2,023)	c	17,820	18,043
Bank owned life insurance	6,300	—			—	6,300
Core deposit intangibles, net	17,163	—	2,158	d	2,158	19,321
Goodwill	34,285	—			—	34,285
Other assets	9,507	2,637			2,637	12,144

Total assets	$1,029,050	$349,249	$14,037		$363,286	$1,392,336

Liabilities

Deposits:
Noninterest bearing	$59,699	$4,234			$4,234	$63,933
Interest bearing	746,649	297,067	$1,455	e	298,522	1,045,171

Total deposits	806,348	301,301	1,455		302,756	1,109,104

Federal Home Loan Bank advances	37,900	37,525			37,525	75,425
Trust preferred capital notes	4,124	—			—	4,124
Deferred tax liability	—	—	8,383	f	8,383	8,383
Other liabilities	16,992	1,756			1,756	18,748

Total liabilities	$865,364	$340,582	$9,838		$350,420	$1,215,784

Stockholders’ Equity
Preferred stock (5,000,000 shares authorized)	$17,680					17,680
Warrants on preferred stock	1,037					1,037
Discount on preferred stock	(1,031)					(1,031)

Common stock (50,000,000 shares authorized $.01 par value) 21,468,455 shares issued and outstanding at December 31, 2008	215					215
Additional paid in capital	145,359					145,359
Retained earnings	1,691	$8,667	$4,199	g	$12,866	14,557
Accumulated other comprehensive loss	(1,265)					(1,265)

Total stockholders’ equity	$163,686	$8,667	$4,199		$12,866	$176,552

Total liabilities and stockholders’ equity	$1,029,050	$349,249	$14,037		$363,286	$1,392,336

See Notes to Unaudited Pro Forma Combined Balance Sheet

Notes to Unaudited Pro Forma Combined Balance Sheet
Note 1 — Basis of Presentation and SFSB Transaction
Basis of Presentation
The unaudited pro forma combined balance sheet resulting from the Transaction with SFSB follows the purchase accounting rules as determined by SFAS 141 (R), Business Combinations. Information provided in each column for the unaudited pro forma combined balance sheet is as follows:
Column (A) — Balance Sheet information as reported by the Company in its Annual Report on Form 10-K for the year ended December 31, 2008;
Column (B) — Statement of Assets Acquired and Liabilities Assumed derived from the Transaction for SFSB as of January 31, 2009, before any pro forma adjustments. The amounts reported were the balances reflected in the records of SFSB at the time of the Transaction;
Column (C) — Pro Forma Purchase Accounting Adjustments related to the Transaction;
Column (D) — Final Statement of Assets Acquired and Liabilities Assumed for SFSB, after purchase accounting adjustments, for January 31, 2009;
Column (E) — Unaudited Pro Forma Combined Balance Sheet for January 31, 2009.
Pro Forma Adjustments
Described below is the purchase price of the Transaction as well as the adjustment to allocate the purchase price based on the preliminary estimates of the fair values of the assets acquired and liabilities assumed of SFSB (dollars in thousands).

Negative bid on SFSB transaction	$45,000

Fair value adjustments at acquisition:
Discount on loans, net	(21,757)
Decrease in other real estate owned	(2,023)
Core deposit intangible	2,158
Settlement receivable with FDIC	(674)
Increase in certificates of deposit	(1,455)

Net assets acquired, pre-tax	21,249

Deferred tax liability	(8,383)

Net assets acquired, net of tax	$12,866

Note 2 — Description of Pro Forma Purchase Accounting Adjustments
a.	Following the Transaction, the FDIC wired funds to the Bank of Essex totaling an approximate $35.7 million. This amount was the difference between the negative bid of $45 million and first loss adjustment related to the book value of the assets acquired and the liabilities assumed.

b.	Loans were recorded at fair value as follows (dollars in thousands):

Book value of loans acquired	$300,264
Less: fair value of loans assumed	191,478

Fair value adjustment at acquisition	108,786
Less: FDIC guarantee	87,029

Discount of loans, net	$21,757

c.	Record an adjustment to other real estate owned.

d.	Record the core deposit intangible asset acquired.

e.	Record fair value adjustment for certificates of deposits.

f.	Record the deferred tax liability, which is approximately 40% of the difference between the book and tax amounts of the net assets acquired.

g.	Record the net assets acquired, see Note 1 to the Unaudited Pro Forma Combined Balance Sheet.
Note 3 — Equity Securities, Restricted, at Cost
The amount reported in column (B) totaling $2.456 million represented FHLB stock held by SFSB on January 31, 2009. As part of the Purchase and Assumption Agreement, this stock was converted to cash subsequent to the Transaction. In February  2009, the FDIC wired the net settlement date proceeds of the FHLB stock.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

2.1	Purchase and Assumption Agreement, dated as of January 30, 2009, by and among the Federal Deposit Insurance Corporation, Receiver for Suburban Federal Savings Bank, Crofton, Maryland, Bank of Essex and the Federal Deposit Insurance Corporation.*

99.1	Press Release dated January 30, 2009.*

99.2	Press Release dated February 2, 2009.*

*	Previously filed on Form 8-K dated January 30, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANKERS TRUST CORPORATION (Registrant)
Date: April 17, 2009	By:	/s/ Bruce E. Thomas
Bruce E. Thomas
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase and Assumption Agreement, dated as of January 30, 2009, by and among the Federal Deposit Insurance Corporation, Receiver for Suburban Federal Savings Bank, Crofton, Maryland, Bank of Essex and the Federal Deposit Insurance Corporation.*

99.1	Press Release dated January 30, 2009.*

99.2	Press Release dated February 2, 2009.*

*	Previously filed on Form 8-K dated January 30, 2009.